SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.1)

Filed by the Registrant [ x ]

Filed by a Party other than the Registrant [    ]

Check the appropriate box:

[ x ] Preliminary Proxy Statement	[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Atlantic Coast Airlines Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ x ] No fee required.

[    ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[    ] Fee paid previously with preliminary materials.

[    ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed: November 3, 2003.

PRELIMINARY COPY

November    , 2003

Dear Fellow Stockholder:

On October 6, 2003, Mesa Air Group, Inc. (“Mesa”) announced an unsolicited proposal to acquire all outstanding shares of common stock of Atlantic Coast Airlines Holdings, Inc. (the “Company”), subject to a number of conditions, including completion of “satisfactory” due diligence. Eight days later, on October 14, 2003, Mesa announced that it intended to commence an exchange offer of shares of Mesa’s stock for shares of the Company’s common stock, “and/or” to deliver a draft merger agreement to the Company’s Board of Directors. At the same time, in an effort that we believe is intended to circumvent an objective review of its exchange offer/merger proposal by the Company’s existing Board of Directors, Mesa commenced a process to attempt to take control of your Board by removing the directors that you elected and replacing them with its slate of hand-picked nominees. Mesa proposes to do this by soliciting your consent to three different proposals, as described in the enclosed document.

In considering Mesa’s proposals, it is important that you recognize that Mesa stated that its board determined the proposed Mesa exchange offer/merger proposal to be in the best interests of Mesa and its stockholders, but that Mesa has no duty to act in the best interests of the Company’s stockholders.

We strongly urge you to reject Mesa’s efforts to replace your Board. We believe that the existing Board of Directors – which is composed of a majority of independent directors – is better able to act in the best interests of all Company stockholders than Mesa’s slate of nominees.

You can reject Mesa and its efforts to take control of your Company. First, do not sign Mesa’s white consent card. Second, if you have previously signed a white consent card, you may revoke that consent by signing, dating and mailing the enclosed GOLD Consent Revocation Card immediately. Finally, if you have not signed Mesa’s consent card, you can show your support for your Board by signing, dating and mailing the enclosed GOLD Consent Revocation Card. Regardless of the number of shares you own, your revocation of consent is important. Please act today.

Thank you for your support.

Very truly yours,

Kerry B. Skeen,

Chairman and Chief Executive Officer

Atlantic Coast Airlines Holdings, Inc.

If you have any questions about revoking any consent you may have previously granted or require assistance, please call:

Georgeson Shareholder Communications, Inc.

17 State Street, 10th floor

New York, NY 10004

212-440-9800

Call Toll Free: 1-800-213-0317

PRELIMINARY COPY

November        , 2003

CONSENT REVOCATION STATEMENT

BY THE BOARD OF DIRECTORS OF ATLANTIC COAST AIRLINES HOLDINGS, INC.

IN OPPOSITION TO

A CONSENT SOLICITATION BY MESA AIR GROUP, INC.

This Consent Revocation Statement is furnished by the Board of Directors of Atlantic Coast Airlines Holdings, Inc., a Delaware corporation (“ACA” or the “Company”), to the holders of outstanding shares of the Company’s common stock, par value $.02 per share, in connection with your Board’s opposition to the solicitation of written stockholder consents by Mesa Air Group, Inc., a Nevada corporation (“Mesa”).

On October 6, 2003, Mesa announced a proposal to acquire all outstanding shares of the Company’s common stock in exchange for Mesa stock. Now, in an effort that we believe is intended to circumvent an objective review of its exchange offer/merger proposal by the Company’s existing Board of Directors, Mesa is trying to take control of your Board by asking you to remove the directors that you elected and replace them with a slate of nominees hand-picked by Mesa. Specifically, Mesa is asking you to: (i) approve a resolution to repeal any by-law amendments adopted since August 14, 1998; (ii) remove, without cause, all of the current directors of the Company; and (iii) replace your current directors with its own nominees.

Your directors were selected for nomination through processes implemented by the Board in keeping with good corporate governance practices. Please see the discussion in this Consent Revocation Statement under the headings “Corporate Governance” and “Current Directors of Atlantic Coast Airlines Holdings, Inc. – Board Meetings and Committees of the Board of Directors”. In contrast, Mesa’s nominees have been selected by Mesa’s directors, who have no fiduciary duties to you. Indeed, Mesa’s directors are obligated to act in the best interests of Mesa and its stockholders.

YOUR BOARD UNANIMOUSLY OPPOSES THE SOLICITATION BY MESA. YOUR BOARD IS COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL OF THE COMPANY’S STOCKHOLDERS AND BELIEVES THAT IT IS BETTER POSITIONED THAN MESA’S HAND-PICKED NOMINEES TO RESPOND TO THE MESA EXCHANGE OFFER/MERGER PROPOSAL AND TO CONSIDER ALL OTHER ALTERNATIVES.

THE BOARD URGES YOU NOT TO SIGN ANY WHITE CONSENT CARD SENT TO YOU BY MESA, BUT INSTEAD TO SIGN AND RETURN THE GOLD CARD INCLUDED WITH THESE MATERIALS.

If you have previously signed and returned the white consent card, you have every right to change your mind and revoke your consent. Whether or not you have signed the white consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed GOLD Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, your consent revocation is important. Please act today.

If your shares are held in “street name”, only your broker or your banker can vote your shares. Please contact the person responsible for your account and instruct him or her to submit a GOLD Consent Revocation Card on your behalf today.

This Consent Revocation Statement and the enclosed GOLD Consent Revocation Card are first being mailed to stockholders on or about                     , 2003.

If you have any questions about giving your consent revocation or require assistance, please call:

Georgeson Shareholder Communications, Inc.

17 State Street, 10th floor

New York, NY 10004

212-440-9800

Call Toll Free: 1-800-213-0317

DESCRIPTION OF THE MESA CONSENT SOLICITATION

As set forth in its preliminary consent solicitation materials filed with the United States Securities and Exchange Commission (the “Commission”), Mesa is asking you to vote on the following proposals:

1.	To repeal any amendments to the Company’s by-laws adopted after August 14, 1998 (the last date the by-laws were filed with the Commission);

2.	To remove the members currently serving on your Board of Directors without cause; and

3.	To elect the following individuals, who have been selected by Mesa, to serve as directors of the Company: Nathaniel A. Davis; Andre Duggin; Theodore F. Kahan; James R. Link; David T. McLaughlin; Peter F. Nostrand; and Archille R. Paquette.

We believe that all three of Mesa’s proposals have a single purpose – namely, to facilitate Mesa’s proposed acquisition of the Company. In fact, Mesa has expressly stated in its consent solicitation statement that the overall purpose of its solicitation is to install a board to “consider” its acquisition proposal.

REASONS TO REJECT MESA’S CONSENT SOLICITATION PROPOSALS

We believe that Mesa’s three proposals are designed to enable Mesa’s hand-picked nominees to take control of your Board, thereby avoiding a fair and impartial review by your existing Board of any exchange offer/merger proposal made by Mesa and of other possible alternatives available to the Company. Mesa has stated in its consent solicitation materials that its board determined that it was in the best interest of Mesa and its stockholders to proceed with Mesa’s exchange offer/merger proposal. Your Board believes that, because the fiduciary duties of Mesa’s board of directors run to Mesa’s stockholders and not to you, the purpose of Mesa’s proposals is to elect a slate of directors who would take actions to facilitate Mesa’s acquisition of the Company on terms that are as favorable to Mesa as possible.

Mesa is asking you to repeal any by-law amendments adopted by the Board since August 14, 1998, purportedly to prevent the Company’s current directors from approving any amendments to the ACA by-laws that would nullify or delay actions taken by the Company’s stockholders or create new obstacles to Mesa’s proposed exchange offer/merger proposal. The ACA Board has not amended the Company’s by-laws since August 14, 1998 and if the Board were to adopt any by-law amendment, it would do so only to protect the best interests of the Company’s stockholders.

We believe that Mesa seeks to circumvent an objective review of Mesa’s exchange offer/merger proposal by the Company’s existing Board of Directors, by removing – without cause – the directors that you elected and filing the resulting vacancies with its own hand-picked slate of nominees. These nominees were selected by Mesa in the context of its exchange offer/merger proposal for ACA. One of Mesa’s nominees, Archille R. Paquette, is the former President and Chief Operating Officer of Air Midwest, Inc., a subsidiary of Mesa. Mesa has indicated that none of its nominees are ACA stockholders. However, at least one of Mesa’s nominees – James R. Link – is a stockholder of Mesa.

ACA’s existing Board of Directors is committed to acting in the best interests of all of the Company’s stockholders. In July 2003, after the Company was unable to reach an agreement with United Airlines on the terms of a revised code-share agreement, ACA announced that it would pursue plans to establish a new, independent low-fare airline that would operate the Company’s existing regional jets (in particular, its CRJ aircraft) and operate larger jets from a hub facility based at Washington Dulles International Airport. Now, in response to Mesa’s indication that it will pursue an exchange offer and/or merger proposal with the Company, the Board believes that it is better positioned than Mesa’s hand-picked nominees would be to evaluate and respond to that proposal and to consider what is in the best interests of the Company’s stockholders. The Company has retained Morgan Stanley & Co. Incorporated (“Morgan Stanley”) to assist it with that process. The Board believes that Mesa is seeking to end-run your Board’s analysis and deprive you of the objective review that your Board of Directors will provide.

As discussed under the heading “Corporate Governance” below, your Board is committed to implement and promote good corporate governance practices, and the Company’s corporate governance principals are overseen by a Nominating and Corporate Governance Committee consisting exclusively of independent directors. In addition, a majority of your current Board members are also Company stockholders. In contrast, as Mesa indicated in its consent statement, not one of Mesa’s nominees holds any shares of the Company’s common stock. Indeed, your Board believes that all of them have been hand-selected by Mesa simply to facilitate the acquisition of your Company by Mesa.

THE BOARD OF DIRECTORS OF THE COMPANY STRONGLY BELIEVES THAT THE SOLICITATION BEING UNDERTAKEN BY MESA IS NOT IN THE BEST INTERESTS OF THE COMPANY’S STOCKHOLDERS.

WE URGE STOCKHOLDERS TO REJECT THE SOLICITATION AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

DO NOT DELAY. IN ORDER TO ENSURE THAT THE EXISTING BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED GOLD CONSENT REVOCATION CARD AS PROMPTLY AS POSSIBLE.

BACKGROUND OF THE MESA EXCHANGE OFFER/MERGER PROPOSAL

On October 6, 2003, Mesa announced an unsolicited proposal to acquire all outstanding shares of the Company’s common stock. Mesa’s proposal was subject to a number of conditions, including completion of “satisfactory” due diligence. Simultaneously, Mesa delivered a letter to ACA’s Chief Executive Officer and Board of Directors repeating its proposal to acquire the Company.

On October 6, 2003, in response to Mesa’s public announcement, the Board announced that it had received the unsolicited letter from Mesa proposing to acquire ACA and that the Board was considering the offer. The Board also stated that while it undertook its review of Mesa’s offer, it would continue with its current operations and with the implementation of plans for the Company to operate as an independent airline. The Company retained Morgan Stanley as its financial advisor to assist the Board with its review.

On October 14, 2003, at a time when Mesa had not initiated any further communication with ACA beyond its October 6 press release and letter and had not provided any further information regarding its proposal, Mesa sent a second letter to ACA’s Board of Directors and issued a press release announcing that it intended to commence an exchange offer of shares of Mesa’s stock for shares of the company’s common stock, “and/or” to deliver a draft merger agreement to the Company’s Board of Directors. At the same time, Mesa announced that it would commence a consent solicitation asking ACA’s stockholders to remove without cause ACA’s existing directors and to replace them with nominees selected by Mesa.

On October 14, 2003, ACA issued a press release confirming that ACA’s existing Board of Directors, consistent with its fiduciary duties and in consultation with its financial advisor and legal counsel, would meet to review and discuss Mesa’s exchange offer and thereafter would advise stockholders of the Board’s position regarding the offer.

As of October 22, 2003, Mesa had neither commenced an exchange offer for shares of the Company’s common stock nor delivered a draft merger agreement to ACA’s Board of Directors. On October 23, 2003, ACA issued a press release announcing that ACA’s Board of Directors had unanimously reaffirmed the Company’s strategy to establish a new, independent low-fare airline and decided not to pursue Mesa’s expression of interest.

On October 23, 2003, in accordance with the Company’s by-laws and Delaware law, the Board set October 23, 2003 as the record date for the determination of stockholders who are entitled to execute, withhold or revoke consents relating to Mesa’s proposals. Please see “The Consent Procedure – Voting Securities and Record Date” below for more information. In addition, on October 23, 2003, the Company received an executed consent dated October 23, 2003 and therefore, under Delaware law, consents must be delivered to the Company on or before December 22, 2003 in order to be effective. Please see “The Consent Procedure – Effectiveness of Consents” below for more information.

On October 27, 2003, the Company filed suit against Mesa in the United States District Court for the District of Columbia alleging that Mesa has made materially false and misleading statements in, and has omitted material facts from, its preliminary consent solicitation statement in violation of federal securities laws. For more information about that litigation, please see “Legal Proceedings” below.

On October 29, 2003, Mesa filed suit against the Company and the current directors in the Court of Chancery of the State of Delaware seeking declaratory judgments and injunctions against the Company. For more information about that litigation, please see “Legal Proceedings” below.

Contrary to Mesa’s statement in its October 14, 2003 press release, as of November 2, 2003, Mesa has neither commenced an exchange offer nor delivered a draft merger agreement to ACA’s Board of Directors. The detailed terms of any such exchange offer/and or merger agreement therefore remain unknown to the Company and its Board of Directors.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION SOLICITATION

Q: WHO IS MAKING THIS SOLICITATION?

A: Your Board of Directors.

Q: WHAT ARE WE ASKING YOU TO DO?

A: You are being asked to revoke any consent that you may have delivered in favor of the three proposals described in Mesa’s consent solicitation statement and, by doing so, preserve your current Board of Directors, which will continue to act in your best interests.

Q: IF I HAVE ALREADY DELIVERED A CONSENT, IS IT TOO LATE FOR ME TO CHANGE MY MIND?

A: No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and the Company’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a GOLD Consent Revocation Card, as discussed in the following question.

Q: WHAT IS THE EFFECT OF DELIVERING A CONSENT REVOCATION CARD?

A: By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed GOLD Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Mesa. Even if you have not submitted a consent card, you may submit a consent revocation as described above. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process.

Q: WHY HAS THE COMPANY NOT RESPONDED TO MESA’S EXCHANGE OFFER/MERGER PROPOSAL?

A: Mesa stated that it intended to commence an exchange offer of its shares for shares of the Company’s common stock, “and/or” to deliver a draft merger agreement to the Company’s Board of Directors, but it did not take either action prior to announcing that it would commence its consent solicitation. If Mesa were to commence an exchange offer, Federal securities laws would allow the Company’s Board ten business days to review, evaluate and announce its recommendation with respect to the offer. The Company has retained Morgan Stanley as its financial advisor to assist the Board with its review.

Q: WHAT IS THE BOARD’S POSITION WITH RESPECT TO MESA’S EXCHANGE OFFER/MERGER PROPOSAL?

A: On October 23, 2003, ACA issued a press release announcing that ACA’s Board of Directors had unanimously reaffirmed the Company’s strategy to establish a new, independent low-fare airline and decided not to pursue Mesa’s expression of interest. This does not mean, however, that the Board would not consider Mesa’s exchange offer/merger proposal. If and when Mesa elects to commence an exchange offer or deliver a definitive merger proposal to the Company, the Board will evaluate such offer or proposal in full exercise of its fiduciary duties to ACA’s stockholders.

Q: IF I DELIVER A CONSENT REVOCATION CARD, DOES THAT MEAN THAT THE COMPANY WILL NOT CONSUMMATE A TRANSACTION WITH MESA?

A: No. If you deliver your GOLD Consent Revocation Card, you will only be deciding to preserve the current composition of the Company’s Board of Directors. In other words, by returning the GOLD Consent Revocation Card, you will ensure that the Company’s alternatives are evaluated fully and fairly by your existing directors instead of by directors who are hand-picked by Mesa.

Q: WHAT SHOULD I DO TO REVOKE MY CONSENT?

A: Mark the “YES, REVOKE MY CONSENT” boxes next to each proposal listed on the GOLD Consent Revocation Card. Then, sign, DATE and return the enclosed GOLD Consent Revocation Card TODAY to Georgeson Shareholder Communications, Inc. in the envelope provided. It is important that you DATE the GOLD Consent Revocation Card when you sign it.

Q: WHO SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE SOLICITATION?

A: Please call Georgeson Shareholder Communications, Inc. toll free at 1-800-213-0317.

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with the Company’s by-laws and Delaware law, the Board has set October 23, 2003 (the “Record Date”) as the record date for the determination of stockholders who are entitled to execute, withhold or revoke consents relating to Mesa’s proposals. As of the Record Date, there were 45,333,317 shares of the Company’s common stock outstanding, each entitled to one vote per share.

Mesa has initiated litigation against the Company over the establishment of the Record Date. For a description of that litigation, please see the discussion under the heading “Legal Proceedings” below.

Only stockholders as of the Record Date are eligible to execute, withhold and revoke consents in connection with Mesa’s proposals. Persons beneficially owning shares of the Company’s common stock (but not holders of record), such as persons whose ownership of the Company’s common stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the GOLD Consent Revocation Card on their behalf.

Effectiveness of Consents

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company’s certificate of incorporation does not prohibit stockholder action by written consent. Therefore, in order to be effective, Mesa’s proposals require consents signed by the holders of a majority of the outstanding shares of the Company’s common stock outstanding as of the Record Date. Further, under Section 228 of the Delaware General Corporation Law, all consents will expire unless valid, unrevoked consents representing a majority of the outstanding shares of the Company’s common stock are delivered to the Company within 60 days of the earliest-dated consent. The Company received an executed consent dated October 23, 2003 and, therefore, consents must be delivered to the Company on or before December 22, 2003 in order to be effective.

Mesa has initiated litigation against the Company over the delivery of the executed consent referenced above. For a description of that litigation, please see the discussion under the heading “Legal Proceedings” below.

Effect of Gold Consent Revocation Card

A stockholder may revoke any previously signed consent by signing, dating and returning to the Company a GOLD Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to Mesa. Stockholders are urged, however, to deliver all consent revocations to Georgeson Shareholder Communications, Inc., 17 State Street, 10th floor, New York, NY 10004 (Facsimile No. 212-440-9009). The Company requests that if a revocation is instead delivered to Mesa, a copy of the revocation also be delivered to the Company, c/o Georgeson Shareholder Communications, Inc., at the address or facsimile number set forth above, so that the Company will be aware of all revocations.

Unless you specify otherwise, by signing and delivering the GOLD Consent Revocation Card, you will be deemed to have revoked consent to all of Mesa’s proposals.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your Consent Revocation Card to the Company or to Mesa or by delivering to Mesa a subsequently dated white consent card that it sent to you.

The Company has retained Georgeson Shareholder Communications, Inc. to assist in communicating with stockholders in connection with the Mesa consent solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your GOLD Consent Revocation Card or any other questions, Georgeson will be pleased to assist you. You may call Georgeson toll-free at 1-800-213-0317. You may also contact Georgeson at 212-440-9800.

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any white consent cards. Instead, reject the solicitation efforts of Mesa by promptly completing, signing, dating and mailing the enclosed GOLD Consent Revocation Card to Georgeson Shareholder Communications, Inc., 17 State Street, 10th floor, New York, NY 10004 (Facsimile No. 212-440-9009). Please be aware that if you sign a white card but do not check any of the boxes on the card, you will be deemed to have consented to Mesa’s proposals.

Results of Consent Revocation Statement

The Company will retain an independent inspector of elections in connection with Mesa’s solicitation. The Company intends to notify stockholders of the results of the consent solicitation by issuing a press release, which it will also file with the Commission as an exhibit to a report on Form 8-K.

SOLICITATION OF REVOCATIONS

Cost and Method

The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s current revocation solicitation (other than salaries and wages of officers and employees, but including costs of litigation related to the solicitation) will be approximately $            , of which approximately $         has been spent as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations by mail, in person or by telephone or other forms of telecommunication.

The Company has retained Georgeson Shareholder Communications, Inc., as proxy solicitors, at an estimated fee of $         plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company’s common stock. Georgeson Shareholder Communications, Inc. has advised the Company that approximately [            ] of its employees will be involved in the solicitation of revocations by Georgeson Shareholder Communications, Inc. on behalf of the Company.

Participants in the Company’s Solicitation

Under applicable regulations of the Commission, each director and certain executive officers of the Company are deemed a “participant” in the Company’s solicitation of revocations of consent. Please refer to the section entitled “Security Ownership of Directors and Management” and to Annex I, “Certain Information Regarding Participants in this Consent Revocation Solicitation”, for information about our directors and officers who may be deemed to be a participant.

PROFESSIONAL ADVISOR

Morgan Stanley is acting as financial advisor for the Company in connection with the potential exchange offer/merger proposal from Mesa. In connection with Morgan Stanley’s engagement, the Company has agreed to pay Morgan Stanley customary fees for its services. The Company has also agreed to reimburse Morgan Stanley for its reasonable expenses, including the reasonable fees and expenses of its legal counsel, resulting from or arising out of their engagement, and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses arising out of their engagement. In addition, Morgan Stanley has, in the past, provided financial services to the Company, for which services it has received customary compensation.

LEGAL PROCEEDINGS

On October 27, 2003, the Company filed suit against Mesa in the United States District Court for the District of Columbia. The Company’s complaint alleges that Mesa has made materially false and misleading statements in, and has omitted material facts from, its preliminary consent solicitation statement in violation of Sections 14(a) and 14(e) of the Exchange Act and Commission Rule 14a-9. The complaint seeks, among other things, a declaratory judgment that Mesa’s statements and disclosures in connection with its proposed consent solicitation and potential exchange offer, including, but not limited to, its consent statement: (a) contain material misstatements and omissions in violation of Section 14(a) of the Exchange Act and Commission Rule 14a-9; and (b) represent fraudulent, deceptive or manipulative acts on the part of Mesa in violation of Section 14(e) of the Exchange Act. The Company also seeks an injunction requiring Mesa to correct its material misstatements and omissions publicly, preventing Mesa from disseminating its false and misleading consent statement to the Company’s stockholders, preventing Mesa from making any additional material misstatements or omissions and preventing Mesa from proceeding with its consent solicitation and/or making an offer to acquire control of ACA. That action is currently pending.

On October 29, 2003, Mesa filed suit against the Company and the current directors in the Court of Chancery of the State of Delaware seeking, among other things, an order: (a) declaring the October 23, 2003 Record Date set by the Board invalid; (b) declaring that the consent solicitation has not yet commenced; and (c) enjoining the Company and the directors from fixing a record date or declaring that the consent solicitation has commenced until Mesa has provided the notice required by the Company’s by-laws to request that the Board fix a record date for purposes of determining the ACA stockholders entitled to express consent to Mesa’s proposals.

On the same day, Mesa also filed a motion seeking expedited discovery with respect to its claims against the Company and your directors. Mesa has also filed a motion seeking a preliminary injunction enjoining the Company and the directors from, among other things, fixing a record date or declaring that the consent solicitation has commenced until Mesa has provided the notice required by the Company’s by-laws to request that the Board fix a record date for purposes of determining the ACA stockholders entitled to express consent to Mesa’s proposals. This action is also currently pending.

No assurance can be provided as to the time that may be required for a final decision with respect to either suit, or as to the outcome of either suit.

CORPORATE GOVERNANCE

The following information about the Nominating and Corporate Governance Committee of the Board of Directors and the Company’s corporate governance practices was also presented in the Company’s definitive proxy statement, dated April 29, 2003 (the “2003 Proxy Statement”), and filed with the Commission on April 30, 2003, in connection with the annual meeting of stockholders that was held on May 28, 2003.

The Company’s Board of Directors and management have long recognized and implemented standards to promote good corporate governance. In light of the many concerns in today’s marketplace, the Board expanded and formalized its corporate governance practices by taking a number of steps over the past year, including:

•	Expanding the authority of the Nominating Committee to also encompass corporate governance issues and, to reflect this new mission, renaming it the Nominating and Corporate Governance Committee.

•	Posting on our website the charter of the Nominating and Corporate Governance Committee, as well as other committees’ charters. You can find these charters on our website at www.atlanticcoast.com, under the “For Investors” heading.

•	Reviewing the composition of the Board of Directors’ committees. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are comprised exclusively of independent directors.

•	Developing and formalizing corporate governance guidelines to reflect the Company’s commitment to best practices. The Company’s Corporate Governance Guidelines were formulated by the Nominating and Corporate Governance Committee, with assistance from outside advisors, and approved by the entire Board. You can find the Company’s Corporate Governance Guidelines on our website at www.atlanticcoast.com, under the “For Investors” heading. The Company’s Corporate Governance Guidelines provide, among other things, that:

•	The responsibility of the Board of Directors is to oversee, advise and direct the overall management of the Company in the interest and for the benefit of the Company’s stockholders while upholding the highest standards of integrity.

•	The Board will be comprised of at least a majority of “independent directors”. An “independent director” is a director who meets the Nasdaq’s definition of “independence”, as determined by the Board.

•	Non-employee directors shall meet in executive session at least four times each year. Executive sessions are presided over by a presiding director who is designated under the Corporate Governance Guidelines.

•	The Nominating and Corporate Governance Committee reviews each director’s commitments as part of that Committee’s recommendations of nominees for election or re-election. No member of the Audit Committee may serve on the audit committees of more than three public companies.

•	The Board and its committees have access to any independent advisors that the Board or the relevant committee (consistent with the provisions of its charter) deems appropriate.

The Nominating and Corporate Governance Committee will review the Corporate Governance Guidelines annually and report to the full Board on the Committee’s review. If necessary, the Guidelines will be revised and updated by the Board based upon the Committee’s recommendations.

CURRENT DIRECTORS OF ATLANTIC COAST AIRLINES HOLDINGS, INC.

The names of the current members of the Board of Directors and certain information about them are set forth below:

Name	Age	Position
Kerry B. Skeen	50	Chairman of the Board of Directors, Chief Executive Officer and Director

Thomas J. Moore	46	President, Chief Operating Officer and Director

C. Edward Acker	74	Director

Robert E. Buchanan	60	Director

Susan MacGregor Coughlin	57	Director

Caroline (Maury) Devine	52	Director

Daniel L. McGinnis	64	Director

James C. Miller III	61	Director

William Anthony (Tony) Rice	51	Director

Kerry B. Skeen. Mr. Skeen is a co-founder of the Company and has been Chairman of the Board of Directors since January 2000, a director since October 1991, and Chief Executive Officer since March 1995. He was President from October 1992 through December 1999, Executive Vice President from October 1991 to October 1992, and Chief Operating Officer from October 1992 through March 1995. Mr. Skeen was President of the Atlantic Coast division of WestAir Commuter Airlines, Inc. (“WestAir”) from 1989 until it was acquired by the Company in 1991. From 1987 to 1989, Mr. Skeen was Vice President of Marketing and Sales of WestAir and, in 1989, was named Senior Vice President of WestAir. Mr. Skeen’s affiliation with the regional airline industry began in 1983 when he directed the development and marketing activities of Delta Air Lines, Inc.’s regional airline program, “The Delta Connection”.

Thomas J. Moore. Mr. Moore became President of the Company in January 2000 and has been a director and Chief Operating Officer since April 1997. He was Executive Vice President from April 1997 through December 1999, and was Senior Vice President of Maintenance and Operations from June 1994 until April 1997. Prior to joining the Company, Mr. Moore spent nearly ten years with Continental Airlines in Houston, Texas, where he served at different times in the positions of Staff Vice President, Senior Director of Technical Planning, Director of Financial Planning and Division Controller.

C. Edward Acker. Mr. Acker is a co-founder of the Company and has been a director since October 1991. He was Chairman of the Board of Directors from April 1993 through December 1999, Chief Executive Officer from October 1991 to March 1995, Vice Chairman from October 1991 to April 1993, and President from October 1991 to October 1992. Mr. Acker continues to serve in an advisory capacity to the Chairman. Mr. Acker served as Chairman and Chief Executive Officer of Pan American World Airways, Inc. from 1981 until 1988. Since 1988, Mr. Acker has served as Chairman of The Acker Group, a private company that acts as both principal and adviser in airline-related transactions, and as a partner in Elsbury & Acker, an oil and natural gas exploration company. From February 1995 until February 1996, Mr. Acker served as Chairman and Chief Executive Officer of BWIA International Airways, Ltd. From 1993 to the present, he has served as Chairman of the Board and President of Air Assets, Inc.

Robert E. Buchanan. Mr. Buchanan has been a director since March 1995. Mr. Buchanan is President of Buchanan Companies, LLC and is Principal of Buchanan Partners, LLC, a metropolitan Washington, D.C. real estate firm specializing in commercial and residential development, construction and property management in suburban Washington. Mr. Buchanan presently serves on the Board of Directors of the Washington Airports Task Force and

the Economic Development Commission of Loudoun County, Virginia (former Chairman), which is home to the Company’s corporate office and its hub at Washington-Dulles International Airport. He is also a member of the advisory board for George Washington University’s Virginia campus and a Trustee for the Greater Washington Initiative.

Susan MacGregor Coughlin. Mrs. Coughlin has been a director since October 1997. Mrs. Coughlin has been President and Chief Executive Officer of the Aviation Safety Alliance (“ASA”) since June 2002. Prior to joining ASA, she served as President and Chief Operating Officer of the American Transportation Research Institute, a position she held from November 2000 to May 2002. She also was the Director and Chief Operating Officer of the American Trucking Associations Foundation, a research and education arm of ATA, the national trade association of the trucking industry, from April 1998 to November 2000, and has been the President of Air Safety Management Associates, an aviation consulting firm, since October 1997. From August 1995 to October 1997 she was President and Chief Operating Officer of BDM Air Safety Management Corp., which designs and develops air traffic control systems, and from April 1994 to August 1995 was a Senior Vice President and General Manager of BDM Federal, Inc. She was confirmed by the United States Senate in 1990 as a member of the National Transportation Safety Board and served until mid-1994. She served as Board Vice Chairman for two consecutive terms in 1990 and 1992 and served as Acting Chairman in 1992. She held various positions with the U.S. Department of Transportation from 1987 to 1990 and from 1981 to 1983, and with the Export-Import Bank of the U.S. from 1983 to 1987.

Caroline (Maury) Devine. Ms. Devine has been a director since June 2002. She has most recently been a Fellow at Harvard University’s Belfer Center for Science and International Affairs (2000-2003). Prior to this, Ms. Devine held various positions with Mobil Corporation. From 1996-2000, she was President of Mobil’s Norwegian affiliate engaged in the exploration and production of oil and gas in the North Sea and the Norwegian Sea. From 1994-1996, Ms. Devine served as Secretary of Mobil Corporation. Elected by Mobil’s Board of Directors, she was responsible for shareholder relations and governance issues affecting Mobil and its 750 affiliates and subsidiaries. From 1990 to 1994, Ms. Devine was responsible for Mobil’s international government relations with particular emphasis on Vietnam, Indonesia, Nigeria and Russia. Before joining Mobil in 1988, Ms. Devine served 15 years in the U.S. Government in positions at the White House and the U.S. Department of Justice. Ms. Devine is currently a member of the Council on Foreign Relations and serves on the Board of Directors of the Norwegian multinational corporation, DNV (Det Norske Veritas). She also serves on the Boards of the Friends of the Corcoran Museum of Art, the Washington Jesuit Academy and the National Foreign Language Center.

Daniel L. McGinnis. Mr. McGinnis has been a director since March 2000. From June 1999 until his retirement in June 2002, he was President, CEO and Director of Sotas, Inc., a developer and manufacturer of telecommunications equipment with subsidiaries in India and the United Kingdom. From August 1998 until January 1999 he was Senior Vice President of Tellabs Inc., a provider of voice and data transport and access systems, and General Manager of the N.E.T.S. Group of Tellabs. Prior to Tellabs, he was President, Chief Executive Officer and a Director of Coherent Communications Systems Corporation from 1988 until Tellabs acquired it in 1998. Previously, he served as Division Controller for Bausch & Lomb, and held senior engineering and sales management positions at Air Products & Chemicals, Clark, Ltd. (U.K.) and Hercules, Inc. Other former positions held include Chairman of Coherent UK, Ltd., Director of Cohpac, Ltd. (Australia), President of Bausch & Lomb Insurance Co., and President, CEO and Director of Sotas (India) Ltd. Other current positions include Director of the George C. Marshall International Center, member of the Northern Virginia Roundtable, Managing Director of The Weatherly Company, LLC, member of the advisory board for George Washington University’s Virginia campus and the advisory board for an investment fund of the Robert W. Baird Company. Other former board positions include the Washington Airports Task Force, the Loudoun County Economic Development Commission and Loudoun Healthcare, Inc.

James C. Miller III. Dr. Miller has been a director since March 1995. Since April 2002, Dr. Miller has been chairman of The CapAnalysis Group, LLC, an affiliate of Howrey Simon Arnold & White, LLP. CapAnalysis provides assessments of complex financial, economic, and regulatory issues. From October 1998 until April 2002, while serving on boards of several companies as described below, he was Chairman and Distinguished Fellow of Citizens for a Sound Economy Foundation, a citizen’s group which advocates market-based solutions to public policy problems. Dr. Miller now serves as an Emeritus Member of that Foundation’s Board of Directors. Since September 2000, Dr. Miller has served as the Chief Economist and a director of Recipco Corporation, a private company that runs a non-monetary exchange economy for corporate trade and asset management worldwide. He also has served as a consultant to Freddie Mac since December 2000. He has been a Distinguished Fellow at the Center for Study of Public Choice at George Mason University since October 1988. Dr. Miller recently was appointed by President George W. Bush to serve on the Board of Governors of the U.S. Postal Service. He also serves as an Emeritus Member of the Boards of Directors for the Tax Foundation and the Progress & Freedom Foundation. Dr. Miller is a Senior Fellow (by courtesy) of the Hoover Institution at Stanford University. He is a Director of Washington Mutual Investors Fund, the Tax Exempt Fund of Maryland, the Tax Exempt Fund of Virginia, and the J.P. Morgan Value Opportunities Fund. From 1985 to 1988, he served as Director of the Office of Management and Budget and as a member of President Reagan’s cabinet. From 1981 to 1985, he was Chairman of the Federal Trade Commission. Dr. Miller wrote his Ph.D. dissertation on airline scheduling and is the co-author of, among other works, a Brookings Institution volume on airline regulation.

William Anthony (Tony) Rice. Mr. Rice joined the Board in January of this year. He is currently the Chief Executive of Tunstall Holdings, Ltd., based in Great Britain, a manufacturer and provider of personal and home reassurance solutions, where he has been employed since March 2002. Previously, from March 1986 until March 2002, Mr. Rice had spent 16 years in various senior management positions with BAE Systems (formerly British Aerospace) including Group Managing Director of Business Development & Ventures. He is also credited as being the founding CEO of Airbus Finance Company, and was a director of SAAB Technologies from April 1998 until April 2002. Since January 2003, Mr. Rice has served as a director of Cable & Wireless, a global telecommunications company. Additionally, Mr. Rice has also been a director of Telewest PLC since October 1999.

Board Meetings and Committees of the Board of Directors

During 2002, there were four regular meetings of the Board and four special meetings. Each director attended 75% or more of the aggregate of the meetings of the Board and of the Board’s committees on which he or she served. As of October 22, 2003, there had been four regular meetings of the Board and eight special meetings in 2003. Each director has attended 75% or more of the aggregate of the meetings of the Board and of the Board’s committees on which he or she has served in 2003.

The Board has three standing committees -- an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Their functions are described below.

Audit Committee. The role of the Audit Committee is governed by a Charter adopted by the Board of Directors in January 2000 and amended in January 2002 and January 2003, a copy of which is attached as Appendix A to the 2003 Proxy Statement. Each of the members of the Audit Committee is “independent” as defined in Rule 4200(a)(14) of the National Association of Securities Dealers, Inc.’s listing standards, as in effect on the date of this Consent Revocation Statement. Pursuant to its Charter, the Audit Committee’s functions include the following: recommending to the Board of Directors and evaluating the firm of independent certified public accountants to be appointed as auditors of the Company; reviewing any relationships between the independent auditor and the Company; reviewing and discussing with management and the independent auditors the financial statements of the Company; reviewing the adequacy of the Company’s internal controls; reviewing any significant changes in the accounting policies of the Company; and reviewing any material contingent liabilities. In its review of audit-related and non-audit service fees paid to the Company’s independent auditors, the Committee considered whether the provision of such services is compatible with maintaining the auditors’ independence. The members of the Audit Committee in 2002 were Mrs. Coughlin, Mr. McGinnis, Mr. Rice and Mr. Miller, who served as Chairman. The Audit Committee held eight meetings during 2002. The current members of the Audit Committee are Mr. McGinnis, Mr. Miller and Mr. Rice, who serves as Chairman. As of October 22, 2003, the Audit Committee had held six meetings in 2003.

Compensation Committee. The role of the Compensation Committee is governed by a Charter of Responsibilities and Functions adopted by the Board of Directors and last amended in October 2002. Pursuant to this Charter, the Compensation Committee develops and administers a comprehensive compensation policy for senior management, oversees the establishment and administration of compensation programs for the Company’s employees generally, reviews annually the performance of the executive officers of the Company, makes grants under and otherwise administers the Company’s equity-based plans and bonus plans, reviews, establishes and approves salaries and other employment and severance arrangements for senior management, periodically reviews the Company’s succession plans with respect to the CEO and other senior officers, and recommends, adopts and implements compensation and other benefits for members of the Board of Directors. Certain of these functions are subject to consultation with, advice from or ratification by the Board of Directors as the Committee determines appropriate. The Compensation Committee held five meetings during 2002 and since July 2002 has consisted only of non-employee directors. In

2002, the members of the Compensation Committee were Ms. Devine, Mr. Buchanan and Mr. Sullivan. During 2002 and until he stepped down from the Board in 2003, Mr. Sullivan served as Chairman of the Compensation Committee. The current members of the Compensation Committee are Ms. Devine, who was appointed to serve as Chairman following Mr. Sullivan’s resignation from the Board, Mrs. Coughlin and Mr. Buchanan. As of October 22, 2003, the Compensation Committee had held nine meetings in 2003.

Nominating and Corporate Governance Committee. The role of the Nominating and Corporate Governance Committee is governed by a Charter of Responsibilities and Functions adopted by the Board of Directors and last amended in October 2002 to expand the role of the Committee in corporate governance. Pursuant to this Charter, the Nominating and Corporate Governance Committee identifies individuals qualified to become members of the Board of Directors, recommends to the Board of Directors director nominees for the annual meeting of stockholders, develops and recommends to the Board of Directors a set of corporate governance principles and has a leadership role in shaping the Company’s corporate governance. The Committee’s authority includes identification, recruitment and evaluation of Board candidates including candidates recommended by the Company’s stockholders, review and assessment of the composition of the Board, consideration of retirement and/or tenure policies, oversight of the evaluation of the Board, review of outside directorships by senior Company officials, periodic assessment of information provided to the Board including reporting channels, quality and timeliness, and development of corporate governance principles. Stockholders may suggest nominees by mailing the candidate’s name and qualifications to the Company, addressed to the attention of the corporate secretary. The Nominating and Corporate Governance Committee held two meetings during 2002, and consists of only non-employee directors. Its members are Mr. McGinnis, Mrs. Coughlin, and Mr. Buchanan, who serves as Chairman. As of October 22, 2003, the Nominating and Corporate Governance Committee had held three meetings in 2003.

Compensation Committee Interlocks and Insider Participation

Until July 2002, Mr. Acker served as an officer of one of the Company’s subsidiaries, and together with Ms. Devine and Messrs. Buchanan and Sullivan, served on the Compensation Committee. As noted above, Mr. Sullivan ceased to serve as a director in 2003.

Directors’ Compensation

All directors who are not executive officers of the Company receive, as compensation for their service, options to purchase shares of the Company’s common stock, which options vest at the end of the year if the individual continues to serve as a director as of the end of the year of the grant or at the annual meeting, if the director retires by not standing for re-election. For each of 2001, 2002 and 2003, these directors were granted options for 12,000 shares. The option exercise price for these grants is equal to the closing price of the Company’s common stock reported for the date prior to the date of the grant. With the exceptions noted below, for 2002 directors also received an annual fee of $20,000 for their service. During 2003, the Board of Directors reduced its annual fee by 10 percent. This reduction went into effect for annual fee payments beginning in the third quarter 2003. Directors also are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof. Messrs. Skeen and Moore, as executive officers of the Company, do not receive compensation for their service on the Board, and Mr. Acker, as an employee of the Company in his advisory role, does not receive cash compensation for his service on the Board. Mr. Acker serves in an advisory capacity to the Chairman. Mr. Acker receives an annual salary of $120,000 for his advisory services. Directors are entitled to certain flight benefits made available to employees of the Company.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth certain information, as of October 15, 2003 (except as noted otherwise), concerning beneficial ownership of the Company’s common stock by (i) each director of the Company, (i) the Chief Executive Officer of the Company and the four other most highly compensated executive officers who were serving as executive officers on December 31, 2002, (iii) each other executive officer who may deemed to be a “participant” in the Company’s solicitation of revocations of consent and (iv) all current directors and executive officers of the Company as a group. Except for the effect of community property laws and as noted otherwise, all amounts reflected in the table represent shares in which the beneficial owners have sole voting and investment power.

Name and Address of Beneficial Owner [1]	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock [2]
Kerry B. Skeen [3] Chairman of the Board and Chief Executive Officer of the Company	702,346	1.5%

Thomas J. Moore [3] President and Chief Operating Officer of the Company	612,902	1.4%

C. Edward Acker [3] Chairman of the Board and President, Air Assets, Inc.	564,400	1.2%

Robert E. Buchanan [3] President, Buchanan Companies, LLC, and Principal, Buchanan Partners, LLC	75,800	*

Susan MacGregor Coughlin [3] President and Chief Executive Officer, Aviation Safety Alliance	53,660	*

Caroline (Maury) Devine [3] Fellow, Harvard University Belfer Center for Science and International Affairs	12,500	*

Daniel L. McGinnis [3] Retired	24,000	*

James C. Miller III [3] Chairman, The CapAnalysis Group, LLC	80,000	*

William Anthony (Tony) Rice [3] Chief Executive, Tunstall Holdings, Ltd.	-0-	0%

Richard J. Surratt [3] Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	193,453	*

Michael S. Davis [4] Senior Vice President, Operations	193,717	*

William B. Lange [5] Senior Vice President, Operations Resources and Safety	83,584	*

William Brown [3,6] Senior Vice President, Maintenance and Operations	-0-	0%

Name and Address of Beneficial Owner [1]	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock [2]
Eric I. Nordling [3,7] Senior Vice President, Marketing	78,544	*

Richard J. Kennedy [3] Vice President, General Counsel and Secretary	92,797	*

David W. Asai [3] Vice President, Financial Planning, Controller and Assistant Secretary	86,864	*

All directors and executive officers as a group [3] (14 persons)	2,577,266	5.5%

*	Less than one percent (1%).

[1]	The business address for Messrs. Skeen, Moore, Acker, Buchanan, McGinnis, Miller, Rice, Surratt, Brown, Nordling, Kennedy and Asai, Mrs. Coughlin and Ms. Devine is c/o Atlantic Coast Airlines Holdings, Inc., 45200 Business Court, Dulles, Virginia 20166.

[2]	Pursuant to the rules of the Commission, shares of the Company’s common stock that an individual or group has a right to acquire within sixty days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of that individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

[3]	Includes options and restricted stock that are exercisable on or within 60 days after October 15, 2003, as follows: Mr. Skeen, 588,253 shares; Mr. Moore, 514,473 shares; Mr. Acker, 24,000 shares; Mr. Buchanan, 52,000 shares; Mrs. Coughlin, 52,000 shares; Ms. Devine, 12,000 shares; Mr. McGinnis, 24,000 shares; Mr. Miller, 52,000 shares; Mr. Surratt, 184,760 shares; Mr. Nordling, 77,820 shares; Mr. Kennedy, 70,000 shares; Mr. Asai, 78,160 shares; and All directors and executive officers as a group, 1,729,466 shares.

[4]	Mr. Davis ceased to be an executive officer of the Company in May 2003. Information with respect to Mr. Davis presented as of April 1, 2003. Includes options to purchase 144,442 shares that were exercisable on or within 60 days after April 1, 2003.

[5]	Mr. Lange ceased to be an executive officer of the Company in July 2003. Includes options to purchase 83,584 shares that were exercisable on or within 60 days after October 15, 2003.

[6]	Mr. Brown joined the Company as Senior Vice President, Maintenance and Operations on July 30, 2003.

[7]	Mr. Nordling became Senior Vice President, Marketing in September 2003.

Please refer to Annex I, “Certain Information Regarding Participants in this Consent Revocation Solicitation”, for additional information regarding our directors’ and officers’ ownership of the Company’s common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information, as of the dated indicated, concerning the beneficial ownership of the Company’s common stock by each person known by the Company, based upon Company records and Schedule 13D/G filings with the Commission, to own beneficially more than five percent of the outstanding shares of the Company’s common stock. Except as noted otherwise, all amounts reflected in the table represent shares in which the beneficial owners have sole voting and investment power.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock [1]
FMR Corp. 82 Devonshire Street Boston, MA 02109	4,750,888 [2]	10.5%

Barclays Global Investors, NA. 45 Fremont Street San Francisco, CA 94105	4,546,795 [3]	10.0%

Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	3,676,600 [4]	8.1%

Vanguard Horizon Funds – Vanguard Capital Opportunity Fund 100 Vanguard Blvd. Malvern, PA 19355	3,040,000 [5]	6.7%

[1]	Percent of common stock beneficially owned is based on the number of outstanding shares on October 15, 2003.
[2]	Based solely upon FMR Corp.’s Schedule 13G filed on August 11, 2003.
[3]	Based solely upon Amendment No. 1 to Barclay’s Global Investors, N.A.’s Schedule 13G filed on June 10, 2003.
[4]	Based solely upon Amendment No. 7 to Franklin Resources, Inc.’s Schedule 13G filed on January 30, 2003.
[5]	Based solely upon Amendment No. 3 to Vanguard Horizon Funds – Vanguard Capital Opportunity Fund’s Schedule 13G filed on February 11, 2003.

ADDITIONAL INFORMATION REGARDING THE COMPANY’S MANAGEMENT

The following table sets forth certain information about the executive officers of the Company as of October 15, 2003.

Name	Age	Position
Kerry B. Skeen	50	Chairman of the Board of Directors, Chief Executive Officer and Director

Thomas J. Moore	46	President, Chief Operating Officer and Director

Richard J. Surratt	42	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

William Brown	40	Senior Vice President, Maintenance and Operations

Eric I. Nordling	38	Senior Vice President, Marketing

Richard J. Kennedy	48	Vice President, General Counsel and Secretary

David W. Asai	47	Vice President, Financial Planning, Controller and Assistant Secretary

Kerry B. Skeen. Mr. Skeen is a co-founder of the Company and has been Chairman of the Board of Directors since January 2000, a director since October 1991, and Chief Executive Officer since March 1995. He was President from October 1992 through December 1999, Executive Vice President from October 1991 to October 1992, and Chief Operating Officer from October 1992 through March 1995. Mr. Skeen was President of the Atlantic Coast division of WestAir Commuter Airlines, Inc. (“WestAir”) from 1989 until it was acquired by the Company in 1991. From 1987 to 1989, Mr. Skeen was Vice President of Marketing and Sales of WestAir and, in 1989, was named Senior Vice President of WestAir. Mr. Skeen’s affiliation with the regional airline industry began in 1983 when he directed the development and marketing activities of Delta Air Lines, Inc.’s regional airline program, “The Delta Connection”.

Thomas J. Moore. Mr. Moore became President of the Company in January 2000 and has been a director and Chief Operating Officer since April 1997. He was Executive Vice President from April 1997 through December 1999, and was Senior Vice President of Maintenance and Operations from June 1994 until April 1997. Prior to joining the Company, Mr. Moore spent nearly ten years with Continental Airlines in Houston, Texas, where he served at different times in the positions of Staff Vice President, Senior Director of Technical Planning, Director of Financial Planning and Division Controller.

Richard J. Surratt. Mr. Surratt has served as Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary since December 2001 and as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary since December 1999. From 1990 until joining the Company Mr. Surratt was with Mobil Corporation. During that time he held a number of executive management positions in corporate finance, accounting and new business development. Most recently, from April 1998 to December 1999, he was Director in the Mergers and Acquisitions Group, functioning as the lead finance member for that team. Prior to that position he served as Treasurer of Latin America for the company. In addition to his experience at Mobil, he also spent six years in various management and engineering positions with Advanced Marine Enterprises. Mr. Surratt is a Certified Public Accountant.

William Brown. As Senior Vice President of Maintenance and Operations, Mr. Brown is responsible for all elements of flight operations, maintenance, labor relations and purchasing. He joined the Company in July 2003. He has 19 years of experience in the airline industry, spending four years with Midwest Airlines as Vice President of Maintenance and Engineering from October 1999 to January 2003 and 13 years with American Airlines from September 1986 to September 1999 in various maintenance management positions, with his last position being

Product Manager from February 1997 to September 1999. In addition to his management experience, he is also a multi-engine rated pilot and holds an airframe and power plant license. Mr. Brown earned his masters degree in business administration from Colorado State University.

Eric I. Nordling. Mr. Nordling has been our Senior Vice President, Marketing since September 2003. Mr. Nordling is responsible for all elements of the Company’s marketing efforts, including those associated with the Company’s new low-fare airline currently in development. In that regard, Mr. Nordling oversees all of the Company’s advertising, promotions, sales, route selection, aircraft scheduling, pricing, revenue management, public relations and communications. Mr. Nordling has been with the Company since 1997 and prior to being named Senior Vice President, Marketing, most recently held the position of Vice President of Corporate Planning. Prior to 2001, during the period in which the Company was responsible for its own route selection, aircraft scheduling, pricing and revenue management, he was the Vice President of Market Planning and in charge of those functions for the Company. He has 17 years experience in the airline industry, holding a variety of positions in the areas of marketing, planning and maintenance. Before coming to the Company, he spent two years with Delta Air Lines, where he served as Manager of Pricing and Revenue Management for the company’s western U.S. operations. From 1994 to 1995, he was director of revenue management for MarkAir in Anchorage Alaska. From 1986 to 1992, Mr. Nordling held a variety of positions with United Airlines at their world headquarters outside Chicago and their maintenance operations base in San Francisco. Mr. Nordling earned his bachelors degree in political science from the College of Arts and Sciences at Northwestern University and holds a masters degree in business administration from the Kellogg Graduate School of Management at Northwestern University.

Richard J. Kennedy. Mr. Kennedy has served as General Counsel and Secretary since May 1996 and was named Vice President in November 1997. From October 1991 until joining the Company in May 1996, he was with British Aerospace Holdings, Inc., where he served in various capacities with duties that included contract negotiation, aircraft finance, and financial restructuring. Previously, he was a private attorney in Washington, D.C. for over ten years.

David W. Asai. Mr. Asai has served as Vice President – Financial Planning, Controller and Assistant Secretary since January 1998. From December 1994 until that time, he served as Vice President, Controller and Chief Accounting Officer at Reno Air, Inc. From July 1992 to November 1994, Mr. Asai was Vice President – Finance and Chief Financial Officer of Spirit Airlines, Inc. From 1981 to June 1992, Mr. Asai was employed by Midway Airlines, Inc. in various capacities, including Director of Financial Planning and Analysis. Mr. Asai is a Certified Public Accountant.

EXECUTIVE COMPENSATION

The information regarding executive compensation included in this Consent Solicitation Statement was presented in the 2003 Proxy Statement and relates to the year ended December 31, 2002. Subsequent to December 31, 2002, the following took place:

Effective as of May 2, 2002, Michael S. Davis resigned as Senior Vice President, Operations. Mr. Davis remained a non-executive employee through July 5, 2003 and was paid his annual base salary, as in effect as of May 3, 2003, during the period in which he remained a non-executive employee. The terms of his resignation from the Company are set forth in a Letter Agreement, dated September 17, 2003, by and between the Company and Mr. Davis. Because he voluntarily terminated his employment with the Company, Mr. Davis is not entitled to any severance compensation under the terms of his Officer Agreement. He became eligible for medical insurance coverage under COBRA effective as of July 4, 2003. As of September 17, 2003, all rights of Mr. Davis with respect to split dollar life insurance policies were transferred to the Company for cancellation. The Company paid $149,376.71 to Mr. Davis in full satisfaction of its obligations to him relating to nonqualified deferred compensation. All restricted shares and options to purchase shares of the Company’s common stock held by Mr. Davis have been exercised or forfeited. Mr. Davis remains subject to the non-competition, non-solicitation and confidentiality provisions of his Officer Agreement.

Effective as of July 22, 2003, William B. Lange ceased to be an executive officer of the Company. Mr. Lange’s Officer Agreement remains in effect.

On July 30, 2003, William Brown joined the Company. Mr. Brown and the Company have entered into an Officer Agreement under which the Company has agreed to employ Mr. Brown as Senior Vice President, Maintenance and

Operations for a one year term. The term “Senior Executive Officer” applies to Mr. Brown from the time he joined the Company.

In September 2003, Eric I. Nordling became an executive officer of the Company. Mr. Nordling and the Company have entered into an Officer Agreement under which the Company has agreed to employ Mr. Nordling as Senior Vice President, Marketing for a one year term. The term “Senior Executive Officer” applies to Mr. Nordling from the time he became Senior Vice President, Marketing.

Summary Compensation Table

The following table sets forth information regarding the compensation of the individual who served as the Company’s Chief Executive Officer during 2002 and the Company’s four other most highly compensated executive officers serving as executive officers at December 31, 2002. Bonus amounts reflect amounts earned for the specified year regardless of when paid. All share and share-related amounts have been adjusted to reflect the Company’s February 23, 2001 two-for-one stock split.

		Annual Compensation				Long Term Compensation Awards

Name and Current Position	Year	Salary	Bonus (1)		Other Annual Compensation (4)	Restricted Stock Awards (5)	Securities Underlying Options	All Other Compensation (6)
Kerry B. Skeen	2002	$400,535	$434,408		$34,638	$—	200,000	$456,700
Chairman of the Board	2001	425,798	46,811	(2)	44,048	437,580	329,866	435,000
and Chief Executive	2000	403,462	59,949	(3)	28,456	439,063	200,000	395,000
Officer

Thomas J. Moore	2002	253,312	219,315		19,294	—	100,000	247,500
President and Chief	2001	269,183	29,593	(2)	20,395	208,260	171,837	206,250
Operating Officer	2000	253,402	37,930	(3)	13,134	210,750	100,000	187,500

Richard J. Surratt (7)	2002	197,758	171,306		8,751	—	75,000	146,250
Executive Vice President,	2001	176,192	19,370	(2)	10,942	135,720	122,021	90,000
Treasurer and Chief Financial Officer	2000	164,283	24,644	(3)	8,705	158,063	80,000	32,400

Michael S. Davis	2002	174,946	151,472		12,392	—	75,000	99,750
Senior Vice President	2001	185,981	20,446	(2)	12,439	142,740	124,633	95,000
Operations	2000	171,577	25,717	(3)	5,974	158,063	50,000	81,000

William B. Lange (8)	2002	157,452	136,325		12,290	—	25,000	76,950
Senior Vice President	2001	164,475	18,168	(2)	11,104	121,680	114,669	32,400
Operations Resources and Safety	2000	133,825	22,529	(3)	4,322	105,375	50,000	—

(1)	As explained in greater detail in notes 2 and 3 below, a portion of bonuses in 2000 and 2001 were paid in the form of restricted stock. The chart below summarizes the net decreases in total compensation in 2002 for most of these officers, as compared to prior years, based on the sum of each officer’s annual salary, bonus and restricted stock awards.

Name	Year	Aggregate of Annual Salary, Bonus and Restricted Stock Awards
Kerry B. Skeen	2002	$869,581
	2001	$954,237
	2000	$930,930

Thomas J. Moore	2002	$491,921
	2001	$527,431
	2000	$515,216

Richard J. Surratt	2002	$377,815
	2001	$342,224
	2000	$355,695

Michael S. Davis	2002	$338,810
	2001	$361,606
	2000	$361,331

William B. Lange	2002	$306,067
	2001	$315,427
	2000	$266,051

(2)	Senior executive officers of the Company participate in the Senior Management Incentive Plan (“SMIP”), under which they may receive a percentage of their salary as bonus. In April 2001, the Compensation Committee replaced SMIP targets and cash payout arrangements with grants of restricted stock. The restricted stock was to vest ratably over four years, subject to accelerated vesting in 2002 if the Company achieved a 25% growth in quarterly operating earnings on a year over year comparison. These targets were met during the first quarter of 2002, and all of this restricted stock vested on April 30, 2002.

(3)	Senior executive officers of the Company participate in the Senior Management Incentive Plan (“SMIP”), under which they may receive a percentage of their salary as bonus. For 2000, although certain SMIP targets were met, participants did not receive any payout under the program in light of restricted stock grants awarded to senior executive officers of the Company by the Compensation Committee in November 2000. The Committee granted restricted stock to the senior executive officers of the Company in recognition of the substantial contributions of these individuals in developing the Company’s future growth opportunities and to motivate these executives to remain with the Company and enhance stockholder value. These shares were to vest over three years based on continued employment, subject to acceleration if the Company’s stock price increased by at least 25% from the date of grant. Based on the Company’s stock price performance, all of these shares vested in April 2001.

(4)	Represents amounts reimbursed during each year for the payment of taxes in order to make the named executive officers whole. Does not reflect perquisites since the dollar value of these personal benefits in each reported year did not exceed the lesser of $50,000 or ten percent of each executive officer’s salary and bonus amounts.

(5)	This restricted stock is described in more detail in notes 2 and 3 above. Although the Company has not traditionally paid cash dividends, shares of restricted stock would be entitled to participate if dividends were declared. Year-end value of restricted stock, including unvested shares from a 1998 grant, held by Messrs. Skeen, Moore, Surratt, Davis, and Lange was $185,082, $92,547, $0, $55,530 and $0, respectively, based on a year-end stock price of $12.03.

(6)	The amounts reported for 2002 represent accruals by the Company to deferred compensation accounts for each of the named executive officers pursuant to employment agreements with each covered executive. Deferred compensation benefits are applied to indirectly finance an insurance policy for each executive’s benefit.

(7)	Mr. Surratt was promoted to Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary in December 2001.

(8)	Mr. Lange joined the Company as Senior Vice President – Technical Operations for ACA in February 2000 and became a Senior Vice President of the Company in July 2000, Senior Vice President – Operations in October 2000 and Senior Vice President – Operations Resources and Safety in July 2001.

The following table sets forth information regarding grants of stock options by the Company to the individuals named in the Summary Compensation Table above during the fiscal year ended December 31, 2002.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employee in Fiscal Year	Exercise Price (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation (3)
					5%	10%
Kerry B. Skeen	200,000	30.98%	$9.25	Oct. 01, 2012	$1,163,455	$2,948,424
Thomas J. Moore	100,000	15.49%	9.25	Oct. 01, 2012	581,728	1,474,212
Richard J. Surratt	75,000	11.62%	8.66	Oct. 07, 2012	408,467	1,035,136
Michael S. Davis	75,000	11.62%	8.66	Oct. 07, 2012	408,467	1,035,136
William B. Lange	25,000	3.87%	8.66	Oct. 07, 2012	136,156	345,045

(1)	Options vest in equal portions over a four-year period and become fully exercisable upon a change in control.
(2)	Exercise Price equals the closing market price per share of the Company’s common stock on the date of grant.
(3)	Assumed value at the end of ten-year period pursuant to Commission-mandated calculations, although these percentages do not necessarily reflect expected appreciation or actual period of holding by executive.

The following table provides information regarding the exercise of options during the year ended December 31, 2002 and the number and value of unexercised options held at December 31, 2002 by the individuals named in the Summary Compensation Table above.

Aggregate Option Exercises in 2002 and Option Values at December 31, 2002

	Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Name
Kerry B. Skeen	215,000	$3,124,892	245,786	747,400	$101,500	$657,500
Thomas J. Moore	91,692	1,295,772	221,595	367,878	500,644	379,500
Richard J. Surratt	—	—	98,005	224,016	71,050	288,275
Michael S. Davis	67,500	967,247	121,942	225,975	372,138	269,925
William B. Lange	10,000	137,800	38,667	131,002	—	84,250

(1)	Based on difference between the option exercise price and the market price of the Company’s common stock on the date of exercise.
(2)	Based upon a market value of the Company’s common stock of $12.03 per share as of December 31, 2002.

Employment Agreements

Agreements between the Company and each of its Senior Executive Officers establish minimum base salaries and other compensation and benefits, including benefits in the event of a change in control. Following the September 11 terrorist attacks, these Senior Executive Officers agreed to a 10% cut in base pay, which was in effect from October 1, 2001 until October 1, 2002. The employment agreements described below reflect salary at the contractually agreed rates, prior to the effect of the foregoing 10% reduction. Executive officer’s base pay was reduced by 10% again on March 24, 2003 under a company-wide salary reduction plan for all salaried employees.

Under an agreement between the Company and Kerry B. Skeen (the “Skeen Agreement”), the Company has agreed to employ Mr. Skeen as Chief Executive Officer through May 31, 2005, subject to automatic extensions unless terminated. The Skeen Agreement provides for a minimum annual base salary of $435,000, which amount may be increased from time to time by the Board’s Compensation Committee. The Skeen Agreement further provides for a deferred compensation accrual at a rate of 100% of the annual base salary subject to ten year graduated vesting, with benefits under the deferred compensation arrangement being applied to indirectly finance an insurance policy for Mr. Skeen’s benefit, and provides that Mr. Skeen shall participate in any bonus plan provided to executive officers generally and in employee benefit and medical plans and other arrangements as the Compensation Committee shall determine. In addition, the Skeen Agreement provides that Mr. Skeen shall be granted options covering a minimum of 200,000 shares per year.

Under the Skeen Agreement, if Mr. Skeen’s employment is terminated by the Company without cause, or if he terminates his own employment with good reason (including any termination by the Company or by Mr. Skeen within twenty-four months after a change in control), or upon Mr. Skeen’s death or disability, then: (1) all of Mr. Skeen’s options become immediately exercisable; (2) he is paid his year-to-date bonus plus three times his annual bonus; (3) he is paid his full base salary, deferred compensation, and insurance benefits for 36 months; and (4) he will become fully vested in any deferred compensation. Upon a change in control of the Company, as defined in the Skeen Agreement, Mr. Skeen would receive the amounts and benefits of his severance compensation whether or not his employment is terminated, and certain insurance and other benefits would be extended. The Skeen Agreement also provides for additional benefits during the term of the Skeen Agreement and following any change in control. The Skeen Agreement provides that Mr. Skeen will be eligible to retire at any time after the annual stockholders meeting to be held in 2005 and to receive benefits through age 75 or for 15 years, whichever is greater. Benefits will include retirement payments at 75% of Mr. Skeen’s last base salary for 10 years, and at 50% thereafter, as well as continuation of certain other benefits provided in the Skeen Agreement. In addition, Mr. Skeen will be paid an annual consulting fee of 15% of his last base salary for up to five years following his retirement to the extent he provides consulting services during that period, and his previously granted options will continue to vest and remain exercisable.

Under an agreement between the Company and Thomas J. Moore (the “Moore Agreement”), the Company has agreed to employ Mr. Moore as President and Chief Operating Officer for a one-year term that is continuously extended unless terminated. The Moore Agreement is substantially similar to the Skeen Agreement except that: the minimum annual base salary is $275,000; the deferred compensation rate is a lesser percentage of base salary; the minimum annual stock option grant is 100,000 shares; the severance compensation is two years of base pay and bonus (or three years upon a change in control); unexercisable options do not become exercisable except in the event of a change in control; there is no retirement or post-employment consulting provision; and, the disability period prior to termination is six months.

Under separate agreements between the Company and each of Mr. Surratt, Mr. Davis and Mr. Lange (collectively, the “Officer Agreements”), the Company agreed to employ Mr. Surratt as Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, Mr. Davis as Senior Vice President—Operations, and Mr. Lange as Senior Vice President – Operations Resources and Safety, each for a one year term. The Officer Agreements provide for automatic twelve-month extensions unless earlier terminated, and for annual base salaries, which may be and, for officers subject to Officer Agreements in the past, have been increased from time to time by the Compensation Committee to amounts above that specified in the original agreements. The Officer Agreements provide that Messrs. Surratt, Davis and Lange shall participate in any bonus plan provided to executive officers generally, in the Company’s deferred compensation program and in employee benefit and medical plans and other arrangements as the Compensation Committee shall determine. In the event of termination by the Company “without cause”, the terminated officer shall receive his full base salary and medical insurance coverage for a period of twelve months, and a portion of any annual bonus shall be prorated to the date of termination. Change in control provisions are similar to the Moore Agreement except that compensation would be at a rate of two years of base pay and bonus.

Under the deferred compensation program for all of the Senior Executive Officers, the executive will receive upon termination of employment an amount equal to the specified vested percentage (which shall be 100% upon a change in control) of the executive officer’s annual accruals as provided under his employment agreement. These amounts are applied to indirectly finance an equivalent amount of Company paid life insurance premiums under a policy maintained for the executive officer.

The Company provides certain benefits for each of its executive officers and other vice presidents in the event of a change in control, including one-time compensation based on a sliding scale proportionate to rank, the continuation of certain benefits for a specified period, acceleration of option grants and protection against potential excise taxes. For all executive officers and other vice presidents, in the event that any payments made in connection with a change in control would be subjected to the excise tax imposed on excess parachute payments by the Internal Revenue Code, the Company will “gross-up” the employee’s compensation for all such excise taxes and any federal, state and local income tax applicable to such excise tax, penalties and interest thereon. In the event of a change in control, all vice presidents would receive compensation in the form of one years’ salary, bonus, and insurance, and all options held by them would become fully exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than ten percent of the outstanding shares of the Company’s common stock to file with the Commission, the Nasdaq Stock Market and the Company, reports on Forms 3, 4 and 5 reflecting beneficial ownership and transactions affecting beneficial ownership. Based solely upon its review of the copies of such forms, the Company believes that, during fiscal year 2002, all persons complied with such filing requirements except that Messrs. Skeen, Moore, Surratt, Davis and Lange each failed to timely file a report regarding a stock option grant, Mr. Davis failed to timely file a report regarding the exercise of a stock option and the subsequent sale of the Company’s shares received upon such exercise and Mr. Lange failed to timely file a report regarding a sale of Company shares.

STOCKHOLDER PROPOSALS

Commission regulations permit stockholders to submit certain types of proposals for inclusion in the Company’s proxy statement. Any such proposals for the Company’s Annual Meeting of Stockholders to be held in 2004 must be submitted to the Company on or before December 31, 2003, and must comply with the requirements of Commission Rule 14a-8 in order to be eligible for inclusion in proxy materials relating to that meeting. Such proposals should be sent to: Atlantic Coast Airlines Holdings, Inc., Attn: Corporate Secretary, 45200 Business Court, Dulles, Virginia 20166. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s proxy statement.

Alternatively, stockholders of record may introduce certain types of proposals that they believe should be voted upon at the 2004 Annual Meeting of Stockholders or nominate persons for election to the Board of Directors. Under the Company’s by-laws, notice of any such proposal or nomination must be provided in writing to the corporate secretary of the Company no later than February 28, 2004 and not before January 29, 2004. However, if the date of the 2004 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2003 Annual Meeting, then such notice must be delivered not later than the close of business on the later of the 90th day prior to the 2004 Annual Meeting or the 10th day after the date of the 2004 Annual Meeting is publicly announced. Stockholders wishing to make such proposals or nominations in addition must satisfy other requirements under the Company’s by-laws. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal submitted by a stockholder.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The broker, bank or other nominee for any stockholder who is a beneficial owner, but not the record holder, of the shares of the Company’s common stock may deliver only one copy of the Company’s proxy statement and annual report to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit their request to the Company by telephone at (703) 650-6000 or by submitting a written request to Corporate Secretary, 45200 Business Court, Dulles, Virginia 20166. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

We appreciate your support and encouragement.

On Behalf of the Board of Directors,

Kerry B. Skeen

IMPORTANT

The Board of Directors urges you NOT to return any white consent card solicited from you. If you have previously returned any such consent card you have every right to change your vote. Simply complete, sign, date and mail the enclosed GOLD Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the white consent card.

For additional information or assistance, please call Georgeson Shareholder Communications, Inc., our soliciting agent, toll free at
1-800-213-0317. Georgeson Shareholder Communications, Inc.’s address is 17 State Street, 10th floor, New York, NY 10004.

Annex I

CERTAIN INFORMATION REGARDING PARTICIPANTS

IN THIS CONSENT REVOCATION SOLICITATION

Transactions in the Company’s Common Stock During the Past Two Years

The following is a list of all acquisitions and dispositions of the Company’s common stock made during the last two years by persons who may be deemed participants in the Company’s solicitation of revocations of consent:

There are no transactions to report regarding Mrs. Coughlin and Messrs. Brown, McGinnis, Miller and Rice.

Name	Transaction Date	Number of Shares	Acquisition/ Disposition	Per Share Price
Kerry B. Skeen	01/29/02	15,385 [1]	Acquisition	n/a
Kerry B. Skeen	02/06/02	40,000 [2]	Acquisition	$12.50
Kerry B. Skeen	02/06/02	40,000	Disposition	$26.0163
Kerry B. Skeen	02/19/02	65,000 [2]	Acquisition	$10.00
Kerry B. Skeen	02/19/02	50,000 [2]	Acquisition	$13.375
Kerry B. Skeen	02/19/02	115,000	Disposition	$27.612
Kerry B. Skeen	02/19/02	19,998 [3]	Disposition	$0.00
Kerry B. Skeen	02/20/02	53,320 [2]	Acquisition	$14.9688
Kerry B. Skeen	02/20/02	53,320	Disposition	$27.6187
Kerry B. Skeen	02/21/02	15,385	Disposition	$28.50
Kerry B. Skeen	02/21/02	27,388	Disposition	$28.6362
Kerry B. Skeen	02/25/02	15,386	Disposition	$29.00
Kerry B. Skeen	04/30/02	18,700 [1]	Acquisition	n/a
Kerry B. Skeen	06/11/02	6,680 [2]	Acquisition	$14.96875
Kerry B. Skeen	01/29/03	15,385 [1]	Acquisition	n/a
Kerry B. Skeen	01/29/03	5,262	Disposition	$12.08
Thomas J. Moore	12/21/01	77,792 [2]	Acquisition	$2.3125
Thomas J. Moore	01/29/02	7,693 [1]	Acquisition	n/a
Thomas J. Moore	02/01/02	66,692 [2]	Acquisition	$12.125
Thomas J. Moore	02/01/02	25,000 [2]	Acquisition	$13.375
Thomas J. Moore	02/01/02	91,692	Disposition	$26.5976
Thomas J. Moore	04/30/02	8,900 [1]	Acquisition	n/a
Thomas J. Moore	04/30/02	4,077	Disposition	$20.61
Thomas J. Moore	01/29/03	7,693 [1]	Acquisition	n/a
Thomas J. Moore	01/29/03	3,524	Disposition	$12.08
C. Edward Acker	11/07/01	17,500 [2]	Acquisition	$00.52
C. Edward Acker	11/07/01	17,500	Disposition	$19.26 [4]
C. Edward Acker	11/12/01	17,700 [2]	Acquisition	$00.52
C. Edward Acker	11/12/01	17,700	Disposition	$16.99 [4]
C. Edward Acker	11/13/01	44,800 [2]	Acquisition	$00.52
C. Edward Acker	11/13/01	44,800	Disposition	$17.39 [4]
C. Edward Acker	11/14/01	20,000 [2]	Acquisition	$00.52
C. Edward Acker	11/14/01	20,000	Disposition	$18.17
C. Edward Acker	11/27/01	20,000 [2]	Acquisition	$00.52
C. Edward Acker	11/27/01	20,000	Disposition	$22.56
C. Edward Acker	11/28/01	5,000 [2]	Acquisition	$00.52
C. Edward Acker	11/28/01	5,000	Disposition	$21.95
C. Edward Acker	11/29/01	15,000 [2]	Acquisition	$00.52
C. Edward Acker	11/29/01	15,000	Disposition	$20.64
C. Edward Acker	02/05/02	300,000 [2]	Acquisition	$00.52
C. Edward Acker	02/05/02	300,000	Disposition	$26.00
C. Edward Acker	06/13/02	40,000 [2]	Acquisition	$5.71875
C. Edward Acker	06/13/02	3,000	Disposition	$21.27
C. Edward Acker	06/17/02	19,000	Disposition	$20.3095
C. Edward Acker	06/18/02	28,000	Disposition	$20.3486
C. Edward Acker	06/19/02	50,000	Disposition	$20.78
Robert E. Buchanan	11/28/01	1,000 [5]	Disposition	$21.56
Caroline (Maury) Devine	10/02/02	500	Acquisition	$9.59
Richard Surratt	04/30/02	5,800 [1]	Acquisition	n/a
Richard Surratt	04/30/02	2,707	Disposition	$20.61
Eric I. Nordling	02/05/02	12,500 [2]	Acquisition	$03.4375
Eric I. Nordling	02/08/02	17,500 [2]	Acquisition	$03.4375
Eric I. Nordling	02/08/02	8,000 [2]	Acquisition	$05.71875
Eric I. Nordling	04/30/02	1,300 [1]	Acquisition	n/a
David W. Asai	02/20/02	10,000 [2]	Acquisition	$12.125
David W. Asai	02/20/02	10,000	Disposition	$28.1532
David W. Asai	02/21/02	4,500 [2]	Acquisition	$12.125
David W. Asai	02/21/02	4,500	Disposition	$29.00
David W. Asai	02/25/02	2,500 [2]	Acquisition	$13.375
David W. Asai	02/25/02	2,340 [2]	Acquisition	$12.125
David W. Asai	02/25/02	4,840	Disposition	$29.00
David W. Asai	04/30/02	1,300 [1]	Acquisition	n/a
David W. Asai	04/30/02	596	Disposition	$20.61
David W. Asai	06/05/02	8,000 [2]	Acquisition	$7.1875
Richard J. Kennedy	12/31/01	6,668 [2]	Acquisition	$3.53125
Richard J. Kennedy	12/31/01	5,720 [2]	Acquisition	$5.25
Richard J. Kennedy	02/08/02	10,000	Disposition	$25.198
Richard J. Kennedy	02/25/02	10,000	Disposition	$29.0069
Richard J. Kennedy	03/04/02	5,000 [2]	Acquisition	$12.125
Richard J. Kennedy	03/04/02	4,682 [2]	Acquisition	$10.3125
Richard J. Kennedy	03/04/02	2,500 [2]	Acquisition	$13.375
Richard J. Kennedy	03/04/02	12,182	Disposition	$28.0521
Richard J. Kennedy	04/30/02	1,500 [1]	Acquisition	n/a
Richard J. Kennedy	04/30/02	687	Disposition	$20.61
Richard J. Kennedy	06/10/02	5,456 [2]	Acquisition	$5.7187
Richard J. Kennedy	06/10/02	3,818 [2]	Acquisition	$10.3125

1	Represents restricted stock grants.
2	Acquisition in connection with the exercise of incentive or non-qualified stock options.
3	Represents shares disposed of by gift.
4	Average sales price on transaction date.
5	Shares sold from Mr. Buchanan’s spouse’s pension plan.

I-1

Other Contracts, Arrangements, and Understandings with Participants

Except as otherwise set forth in this Consent Revocation Statement, to the best of the Company’s knowledge: (i) none of the participants in the Company’s solicitation of revocations of consent is, or was within the past year, a party to any contracts, arrangements or understandings with any person with respect to any shares of the Company’s common stock; and (ii) neither any of the participants nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transaction as to which the Company or any of its affiliates will or may be a party.

Beneficial Ownership of the Company’s Common Stock by Associates of Participants

To the best of the Company’s knowledge, none of the participants in the Company’s solicitation of revocations of consent has any “associates” (as defined in Rule 14a-1 under the Securities Exchange Act of 1934) who beneficially own any shares of the Company’s common stock.

II-2

PRELIMINARY COPY

CONSENT REVOCATION

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF

ATLANTIC COAST AIRLINES HOLDINGS, INC.

The undersigned, a holder of shares of common stock, par value $.02 per share, of Atlantic Coast Airlines Holdings, Inc. (the “Company” or “ACA”), acting with respect to all shares of the Company’s common stock held by the undersigned at the close of business on October 23, 2003, hereby acts as follows concerning the proposals of Mesa Air Group, Inc. set forth below.

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

Please mark your selection as ☒ indicated in this example.

PROPOSALS OF MESA AIR GROUP, INC.

PROPOSAL 1:	Repeal any amendment(s) to the ACA by-laws adopted by the current ACA Board of Directors between August 14, 1998 and the effective date of this proposal.

☐ YES, REVOKE MY CONSENT

☐ NO, DO NOT REVOKE MY CONSENT

PROPOSAL 2:	Remove the current directors of ACA (Kerry B. Skeen, Thomas J. Moore, C. Edward Acker, Robert Buchanan, Susan MacGregor Coughlin, Caroline Maury Devine, Daniel L. McGinnis, James C. Miller III and William A. Rice) and any other person elected or appointed to the ACA Board of Directors prior to the effective date of this proposal other than the directors elected by this consent.

☐ YES, REVOKE MY CONSENT

☐ NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #2, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WANT TO BE REMOVED IN THE FOLLOWING SPACE: